Exhibit 10.45

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of March 1, 2019 (“Effective Date’) is by and between Altria Group Distribution Company (“AGDC”) and Craig A. Johnson (“Consultant”). The parties agree as follows:

1.	TERM AND TERMINATION

1.1    Term. The term of this Agreement begins on the Effective Date and, unless terminated or cancelled earlier, ends no later than December 31, 2019 (“Termination Date”).

1.2    Termination for Convenience. Either party may terminate the Agreement at any time prior to the Termination Date by providing at least 30 days’ prior written notice to the other party.

1.3    Primary Contact. Scott Myers, President and CEO of AGDC, will be Consultant’s primary point of contact for determining the Services to be performed under this Agreement. Consultant also agrees to be available to the Chairman and CEO, the Vice Chairman and CFO and the CHRO of Altria Group, Inc. (“Altria”), as requested upon reasonable notice.

2.	SERVICES

2.1    Services. Consultant will provide the following services as well as any other reasonable services requested by AGDC, Altria or one of the other Altria companies: strategic consulting and engagement on transition of accounts, the maintenance of strong account relationships, and AGDC transformation (collectively referenced herein as “Services”). Consultant must supply all materials, tools and equipment necessary for the proper performance of the Services. Consultant must perform the Services in a timely manner and in accordance with AGDC’s or Altria’s reasonable requirements. Time is of the essence. Such Services are not expected to exceed 20% of the days included in the Term of this Agreement, or the equivalent in total hours.

3.	COMPENSATION
3.1     Rates. AGDC will pay Consultant Fifty Thousand and 00/100 Dollars ($50,000.00) per month for all Services provided by Consultant (“Compensation”) during the defined Term expiring December 31, 2019. In the event this Agreement terminates prior to the Termination Date, AGDC will pay Consultant prorated Compensation for the month in which termination occurs to and including the effective date of termination.
3.2    Travel Expenses. Except for travel, Consultant will bear all expenses he incurs in connection with performing Services under this Agreement. AGDC will reimburse Consultant at cost (with no mark-up) for reasonable travel expenses Consultant incurs in connection with the Services.
3.3    Records. Consultant must maintain complete financial and other records related to the performance of the Agreement. Consultant must retain these records for one year after final payment, or longer if required by governmental authorities with jurisdiction over Consultant or AGDC’s Records Management policies.

3.4    Rights and Authorizations. Each party represents and warrants that it or he has the right, power and authority to enter into the Agreement. Consultant further represents, warrants and covenants that, if he has granted any rights to AGDC under the Agreement, he has all the necessary rights and authorizations to do so.

4.	CONFIDENTIALITY AND NON-COMPETITION

4.1    Definition of Confidential Information. Except as provided in Section 4.2, “Confidential Information” means any information or know-how (in any format) relating to AGDC or Altria, or which AGDC, Altria or any Altria company has agreed to maintain as confidential, that is disclosed to Consultant by or on behalf of AGDC, Altria or any Altria company. Confidential Information specifically includes any confidential and proprietary information of a company in which Altria or any of its subsidiaries holds an equity interest that Consultant obtains, learns, prepares, or creates while providing services pursuant to this Agreement. Consultant acknowledges that he is aware that Altria and/or its subsidiaries have agreements with such entities (i.e., those in which it has an equity interest) to maintain the confidentiality of the confidential and proprietary information of the entities.

“Confidential Information” includes but is not limited to: trade secrets; lists of and other non-public information about current and prospective customers; business plans or strategies; marketing plans; sales and account records; prices or pricing strategy or information; current and proposed non-public advertising and promotional programs; research or development projects or plans; non-public financial information; methods, systems, techniques, procedures, designs, formulae, inventions, discoveries, processes, concepts, ideas, know-how, works of authorship, hardware, computer software programs, databases, methods of manufacture and improvements thereof, whether or not it may be protected under any patent, copyright, trademark, trade secret or other principles; and other technical, technological, or business information of a similar nature not generally known to the public (other than by my breach of this Agreement), which if misused or disclosed, could adversely affect the business of AGDC, Altria and/or any Altria company (and/or any company in which an Altria or any of it subsidiaries holds an equity interest). Confidential Information includes any such information that Consultant may prepare or create to provide or while providing Services under this Agreement, as well as such information that has been or may be created by others to which Consultant obtains access as a result of or through providing Services under this Agreement.
AGDC or Altria will mark Confidential Information that is disclosed to Consultant in writing as “Confidential,” or words with a similar meaning. However, failure to mark information in this way will not affect whether information is Confidential Information under this Agreement. Confidential Information also includes any information Consultant obtains through observation while providing Services pursuant to this Agreement.
4.2    Exceptions. Confidential Information does not include information that is: (a) in or enters the public domain through no act or fault of Consultant, (b) independently developed or known by Consultant prior to its disclosure to Consultant pursuant to this Agreement, (c) independently developed by Consultant without access to or use of any Confidential Information as defined above, or (d) disclosed to or received by Consultant (regardless of whether or not then in the public domain) from a source that was under no legal obligation to treat such information as confidential.

4.3    Use. Consultant must hold all Confidential Information in strict confidence and use it only for the purposes of Consultant’s performance under this Agreement. Under no circumstances may Consultant use Confidential Information for purposes of competing with, or acting contrary to the best interests of, AGDC, any Altria company or any company in which Altria and/or its subsidiaries own equity interests. Nor shall Consultant use Confidential Information in a manner that interferes with AGDC’s customers.

4.4    Non-Competition and Best Efforts. During the term of this Consulting Agreement, Consultant will devote his time and best efforts to the performance of services hereunder, and will not enter into any agreement to provide consulting services to any competitor of (i) AGDC, (ii) any Altria company or (iii) any company in which Altria and/or its subsidiaries own equity interests on a topic contrary to, or inconsistent with, the interests of AGDC, Altria or any Altria company. Consultant acknowledges and agrees that his Executive Confidentiality and Non-Competition Agreement dated February 7, 2011 (the “2011 Agreement”) remains in full force and effect.

4.5    Disclosure. Except as expressly set forth in this Agreement, Consultant may only disclose the Confidential Information to his employees, subcontractors and agents who need to know the Confidential Information for purposes of performance under this Agreement and who are subject to nondisclosure obligations comparable in scope to those set forth in this Agreement.

4.6    Enforcement. A violation of this Section 4 may cause AGDC, Altria or one or more Altria companies irreparable harm. The effect of this harm may be difficult to ascertain, and the remedies at law may be inadequate to protect against this harm. AGDC, Altria and the other Altria companies are therefore entitled to enforce Consultant’s obligations by injunction or specific performance, in addition to all other remedies otherwise available at law and in equity. Consultant must pay all costs reasonably incurred by AGDC, Altria or one or more Altria companies in pursuing enforcement, including reasonable attorneys’ fees and court costs.

4.7    Security of Electronic Confidential Information. Each party must protect all Confidential Information transmitted or stored in an electronic format consistent with recognized and accepted information technology security standards, to ensure the confidentiality, integrity, and availability of the Confidential Information.

4.8    Continuing Obligation. Consultant agrees that the obligations in this Section 4 survive the expiration or termination of this Agreement.

5.	COMPLIANCE

5.1    All Laws. Consultant must comply with all laws, rules, regulations, and ordinances applicable to Consultant’s performance under the Agreement. Without limiting the generality of Consultant’s obligation to comply with all laws, Consultant must also comply with the U.S. Foreign Corrupt Practices Act and similar laws with effect outside of the U.S.

5.2    Code of Conduct and AGDC Policies. Consultant acknowledges he is familiar with the Altria Code of Conduct and AGDC policies and procedures relevant to the performance of these Services. Consultant agrees and warrants that he will continue to comply with the Code of Conduct and all such policies as they relate to his Services.

6.	MISCELLANEOUS

6.1    Governing Law. The Agreement will be governed by and construed under the laws of the Commonwealth of Virginia, without regard to its conflicts of law rules.

6.2    Independent Contractor. Consultant is an independent contractor. Nothing in the Agreement will be deemed to create an association, partnership, joint venture, agency or employer and employee relationship between the parties. Nothing in the Agreement authorizes either party to act as agent for the other or to enter into contracts on behalf of the other.

6.3    Severability. If any part of this Agreement is for any reason found to be invalid, illegal or unenforceable, all other parts nevertheless remain valid, legal and enforceable.

6.4    Rights and Remedies Cumulative. To the extent permitted by law, the rights and remedies in the Agreement are cumulative and not exclusive of any other right or remedy that might be available under the law.

6.8    Waiver. If either party fails to require the other to perform any term of this Agreement, that failure does not prevent the party from later enforcing that term. If either party waives the other party’s breach of a term, that waiver is not treated as waiving a later breach of that term.

6.9    Entire Agreement. All attachments, exhibits and rules referenced in the Agreement are incorporated by reference and made part of the Agreement. These documents and the 2011 Agreement constitute the entire agreement between the parties concerning the subject matter of this Agreement.

Signatures:

Altria Group Distribution Company	Craig A. Johnson

By: /s/ F. SCOTT MYERS	By: /s/ CRAIG A. JOHNSON

Name: F. Scott Myers	Name: Craig A. Johnson

Title: President & CEO AGDC	Title: Consultant

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